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Participants
                                                             Paul Gribik
              Ziad Alaywan                                   Art Cohen
              Farrokh Albuyeh                                Hisham Othman
              George Angelidis                              Behnam Danai
              Reynaldo Bemal                                 Joy Li
              Shangyou Hao                                  Aru Arunasalarn
                                                             Yilang Chen




Date: July 9, 1997
Time: 8:30 AM to 5:30 PM
Minutes Recorder(s): Shangyou Hao
Edited by: Ai Vojdani
Meeting Purpose:    SI/SA Project Meeting


                                       TOPICS


Update of Design Specs
ISO asked for documentation update on the functional design document. Farrokh is to respond later.

Inter-SC Energy Transaction
Farrokh to check if SI/SA will calculate billable quantity for inter-zonal congestion calculation. Farrokh will put together response to the ISO change order including the impact to CONG. The response will include the validation of inter-SC energy transactions.

Inter-SC Ancillary Service Transactions
ABB to propose a methodology for dealing with Inter-SC ancillary service transactions (See Issue # 1).

PSC 007469
This document is intended only for the named recipient(s) and contains confidential information that is the property of the ISO Alliance LLC. Dissemination of this material to anyone not named above without the consent of the Alliance is strictly prohibited.


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Ancillary Services Outside of the ISO Control Area
General discussion.

Operating Reserve Requirement Calculation
A/S requirement should be calculated as 7% of the load schedules minus 2% of the hydro generation schedule for a SC. However, the minimum is bounded by 0.

External Network Model
One single bus will be used for each tie-point in the SA/PMS database. This bus will connect together all external buses of the same branch group.

Over Generation Mitigation
George to propose a revised formulation for OGM, including the treatment of import/exports and inter-SC transactions (if any).

Real-time OGM is completed one hour ahead of the operating hour (e.g., If the operating hour is 6 PM, the OGM is completed before 5PM). Real-time OGM can be part of the hour ahead market sequence after congestion management.

Congestion Assessment Tool

ISO suggests to use CONG as a DC-PF for congestion assessment tool. ISO suggests to run DC-PF before CONG runs to ensure that original schedules are not distorted by losses. ABB stated that it will take additional work and time for redesigning the day-ahead and hour-ahead sequences.

It was agreed that CONG will use the raw schedules (SC submitted) schedules as an input and the voltage and angle from the power flow pending agreement with PCA. In case that DPF is unable to solve, flat voltage is passed to the CONG.

Public Information: 7 Days vs. 1 Day Ahead
Information of load forecasts and line outages are available hourly for 7 days ahead. However, ABB stated that other public information stated in section 1.3 of the SA DSOW can only be computed and published for the operating day (24 hours) of 2 day ahead. ISO agreed.

BEEP
General discussion.

UDC must-take notifications
ISO stated that must-take schedules include 24 hours priority type and MW value, they are submitted by UDC/SC by 6 am; and the ISO may manually revise these schedules; a display for these schedules is needed; and ISO will send the revised schedules back to UDC/SC by 6:30. It was agreed that ISO would define the functionality and requirements for Aru to review.


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SC's DA load
The load schedule will include a flag indicating whether the load is direct access load.

The direct access load forecasts submitted by SC at 6 AM also include the load breakdown for each UDC. SI/SA will aggregate direct access load forecasts per UDC and send the aggregated direct access load forecasts to UDCs. ABB agreed to provide this functionality.

Allowed Precision in SC Schedules.
ISO suggested that 1% of 1 MW is the allowed precision in SC Schedule. Aru agreed but will check with PMS to ensure consistency.

Second Phase Validation
Second phase validation takes place at 10 am. Invalid schedules after 10 AM will be rejected. It is estimated to take less than a minute to perform this validation. It is the SC's responsibility to ensure that their schedules are balanced.

Storage of Ancillary Services Requirements in SI
Currently, there is no requirement in SI DSOW to store the ancillary services requirement. Aru to propose a solution.

Map Between SI/SA and PMS
ISO suggests to use the SA network model as stated in the Phase I work scope and to switch to the PMS model in phase II as stated in the DSOW. Generation mapping between the SA and PMS is needed. No need for load mapping between the SA and PMS model. ABB and ISO need to work together to resolve the mapping issue.

Advisory Schedule Public Information
ISO asked for publishing public information (including congestion prices and ancillary MCPs) related to advisory schedules at 12:00 noon.

Day-ahead Congestion activity rule
A discussion took place on providing the functionality to implement the transmission usage charge as part of the new activity rule to minimize gaming. ISO stated the importance of this rule. ISO realizes that this activity rule was developed after the DSOW. ISO asked if this functionality can be implemented ABB stated that this is not part of the DSOW and will impact 1/1/98 operation date.

Market Schedule Submission Timing
It is agreed that the hour-ahead market opens only after the day-ahead market closes. The supplemental energy bids can be submitted after the day-ahead market closes and until 30 minutes before the operating hour. The schedules/bids for hour ahead market close two hours before the operating hour.


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N

      ABB to propose a methodology for dealing with Inter-SC ancillary service transactions (pending a request for change order from C&L).



                                     ISSUES


         1. Recent agreements between Bill Brink and Andy Goletz regarding the change process may pre-empt the agreement reached in this meeting that ABB would propose a methodology for dealing with Inter-SC ancillary service transactions (which represent a deviation from the existing work scope and plan) without a change order request.



                                  ACTION ITEMS


         1. Farrokh to respond to ISO's request to update design documents for SA modules.

         2. Farrokh to draft a response to Inter-SC Energy Transaction change order request.

         3. George to propose a revised formulation for OGM, including the treatment of import/exports and inter-SC transactions (if any).

         4. Aru to propose a solution for storage of ancillary services requirements in SI.